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                                                           FOR IMMEDIATE RELEASE


                          BERKSHIRE HILLS BANCORP, INC.
                  ANNOUNCES SALE OF EASTPOINT TECHNOLOGIES, LLC


PITTSFIELD, MA - June 18, 2004 - Berkshire Hills Bancorp, Inc. (the "Company"), (AMEX: BHL), the holding company for Berkshire Bank (the "Bank"), announced the sale today of EastPoint Technologies, LLC ("EastPoint"), a software and data processing provider for financial institutions, to EP Acquisition Corp., an acquisition subsidiary of Open Solutions Inc., (NASDAQ:OPEN), of Glastonbury, Connecticut. The sale being announced today is for $7.0 million in cash, which includes $900,000 paid into escrow and $350,000 which may be earned by EastPoint over the next two years. The Company owns 60.3 percent of EastPoint and will immediately realize approximately $2.8 million with a potential to receive up to an additional $750,000 in two years, which represents the Company's 60.3 percent share of the combined $1.25 million of escrowed and conditional payments. The sale will have no material impact on the Company's financial condition for the current quarter, as EastPoint is recorded on the Company's financial statements at approximately $2.8 million.

Michael P. Daly, President and CEO of the Company and the Bank said of the transaction "We were pleased that the Company made this investment three years ago to acquire and stabilize what we knew to be a good company with a great product. However, owning and operating a business like EastPoint is not part of our long-term business plan and we are delighted to turn it over to Open Solutions, an industry leader which has the know-how, capital and product lines to improve on what has been accomplished by the EastPoint team. We are confident that the employees and customers of EastPoint will benefit from this sale and we are looking forward to our own long-term relationship as a customer of Open Solutions. We also believe that this sale will enable us to improve shareholder value in our Company as EastPoint's impact on our EPS has now ended. "

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with 11 branch offices serving communities throughout Berkshire County. The Bank is committed to continuing operation as an independent bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to its customers.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting

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principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30 and in its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet web site (www.sec.gov) and to which reference is hereby made.
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Therefore, actual future results may differ significantly from results discussed in these forward-looking statements.

News Contact:    Michael P. Daly
                 President and Chief Executive Officer
                 413-236-3194